Exhibit 99.1

AspenBio Pharma Closes $18.2 Million Private Placement of Common Stock

CASTLE ROCK, CO., December 24, 2007 — AspenBio Pharma, Inc. (Nasdaq CM: APPY) an emerging bio-pharmaceutical company dedicated to the development of novel drugs and diagnostics for animals and humans, has closed a previously announced equity financing with a group of existing and new investors. $18.2 million in gross proceeds were generated from the sale of approximately 2.5 million shares of the company’s common stock.

Net proceeds to AspenBio totaled approximately $17.1 million and will be used to fund research and development, product development, FDA approval related activities, working capital, and general corporate purposes. Oppenheimer & Co. Inc., acted as placement agent for the transaction.

Richard Donnelly, CEO and president, commented, “We are fortunate to finalize this offering during a very challenging period in the financial markets. This funding will support AspenBio’s continued product development and near term FDA approval goals, like approval of our breakthrough blood screen test for appendicitis. As we recently announced, as a result of our official pre-IDE response from FDA, we are now following the preferred FDA 510k clearance pathway. The funds will also support a number of other exciting initiatives in 2008 designed to enhance shareholder value.”

The shares of AspenBio’s common stock issued in connection with the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). Accordingly, these securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act.

AspenBio has agreed to file within 30 days after the closing one or more registration statements covering the resale of the common stock. This press release shall not constitute an offer to sell or the solicitation of an offer to buy AspenBio’s common stock.

About AspenBio Pharma, Inc.
AspenBio Pharma is an emerging bio-pharmaceutical company dedicated to the discovery; development, manufacture, and marketing of novel proprietary products, including those that enhance the reproductive efficiency of animals and that have large worldwide market potential. The company was originally formed to produce purified proteins for diagnostic applications and has become a leading supplier of human hormones to many of the nation’s largest medical diagnostic companies and research institutions. The company has successfully leveraged this foundational science and technology expertise to rapidly develop an enviable late-stage pipeline of several novel reproduction hormone analogs for wide-ranging therapeutic use initially in bovine and equine species. AspenBio Pharma continues to advance the development and testing of its two first-generation blood-based human diagnostic tests designed to rapidly help diagnose or rule out appendicitis in patients complaining of abdominal pain. For more information, please visit: www.aspenbiopharma.com.

Forward Looking Statements
This news release includes “forward looking statements” of AspenBio Pharma, Inc. (“APPY”) as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that APPY believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors APPY believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of APPY. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including statements regarding the private placement, and the ability to successfully complete the development of, obtain FDA approval for and generate revenues from the appendicitis test and other new products, execute agreements required to successfully advance the company’s objectives, retain the scientific management team to advance the products, overcome adverse changes in market conditions and the regulatory environment, fluctuations in sales volumes, obtain and enforce intellectual property rights, and realization of intangible assets. Furthermore, APPY does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this news release should be considered in conjunction with the warnings and cautionary statements contained in APPY’s recent filings with the SEC.

For more information contact:
AspenBio Pharma, Inc.
Gregory Pusey, Chairman
Tel 303-722-4008

Investor Relations:
Liolios Group, Inc.
Scott Liolios or Ron Both
Tel 949-574-3860